EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2005 Second Quarter Financial Results

BRISTOL, Pa., Aug. 12, 2005 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the second quarter ended June 30, 2005.

The Company reported revenues of $33.7 million for the second quarter of 2005 compared to $27.4 million for the second quarter of 2004. The increase in revenue for the second quarter of 2005 over the second quarter of 2004 was substantially attributable to $8.4 million of revenue growth within the existing customer base, partially offset by a $2.2 million decline in revenues relating to contracts terminated in prior periods.

The Company reported a net loss of $1.1 million or 36 cents per diluted share in the second quarter of 2005 compared to a net loss of $0.7 million or 23 cents per diluted share in the same quarter of 2004. The results for the second quarter of 2005 include an increase to the Company's allowance for doubtful accounts of $0.7 million primarily driven by one of the Company's customers that filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The results for the second quarter of 2004 included a $0.4 million benefit related to the favorable settlement of a disputed liability with a vendor.

For the first half of 2005, the Company reported revenues of $62.7 million compared to $59.4 million reported during the first half of 2004. The increase in revenues for the first six months of 2005 compared to the first six months of 2004 is primarily attributed to revenue growth within the Company's existing customer base. Revenues for the first six months of 2004 included the recognition of $5.7 million of revenue in the first quarter of 2004, related to supplies shipped during the third quarter of 2003. This $5.7 million in revenue was not recognized until the first quarter of 2004 when all of the criteria of SEC Staff Accounting Bulletin No. 104, Revenue Recognition, were met.

The Company reported a net loss of $2.7 million or 90 cents per diluted share in the first half of 2005 compared to a net loss of $1.2 million or 39 cents per diluted share in the same period of 2004. The results for the first half of 2005 include an increase to the Company's allowance for doubtful accounts of $0.7 million. The results for the first six months of 2004 included a $0.4 million benefit related to the favorable settlement of a disputed liability with a vendor.

At June 30, 2005, the Company reported total cash and cash equivalents of $25.0 million compared to $28.9 million at March 31, 2005. The decrease in cash is primarily attributable to the net operating loss reported for the quarter ended June 30, 2005 and working capital requirements to support the Company's revenue growth during the quarter.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2004 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (unaudited)
                   (in thousands, except share data)

                            Three months ended      Six months ended
                                  June 30,              June 30,
                           --------------------   --------------------
                              2005       2004        2005       2004
                           ---------  ---------   ---------  ---------
 Revenues                  $  33,690  $  27,384   $  62,713  $  59,410
 Costs and expenses:
  Cost of materials           27,829     21,288      51,613     46,855
  Operating wages and
   benefits                    2,236      2,227       4,484      4,519
  Other operating expenses       868        880       1,670      1,698
  Selling, general and
   administrative expenses     3,932      3,698       7,761      7,576
                           ---------  ---------   ---------  ---------
 Total costs and expenses     34,865     28,093      65,528     60,648
                           ---------  ---------   ---------  ---------
    Operating loss            (1,175)      (709)     (2,815)    (1,238)
 Interest and other income       188         44         311        129
                           ---------  ---------   ---------  ---------
    Loss before income
     taxes                      (987)      (665)     (2,504)    (1,109)
  Income tax expense             (68)       (12)       (152)       (43)
                           ---------  ---------   ---------  ---------
    Net loss               $  (1,055) $    (677)  $  (2,656) $  (1,152)
                           =========  =========   =========  =========
 Net loss per common share
  - basic and diluted      $   (0.36) $   (0.23)  $   (0.90) $   (0.39)
                           =========  =========   =========  =========
 Weighted average number of
  shares of common stock
  outstanding - basic and
  diluted                  2,958,174  2,953,539   2,958,804  2,953,420
                           =========  =========   =========  =========

CONTACT:
Strategic Distribution, Inc.
Philip D. Flynt, Chief Financial Officer
  (800) 322-2644, x1921
Diane Caldwell, Investor Relations
  (800) 322-2644, x1954